Exhibit (a)(1)(iv)

LETTER OF INFORMATION

OFFER TO PURCHASE FOR CASH

BY

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

OF

UP TO 100,000 SHARES OF BENEFICIAL INTEREST

AT

$23.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 20, 2015,

UNLESS THE OFFER IS EXTENDED

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES:

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

We have been appointed by First Real Estate Investment Trust of New Jersey, an equity real estate investment trust organized under the laws of the State of New Jersey (the “Company”), to act as Information Agent in connection with its offer to purchase up to 100,000 shares of beneficial interest in the Company (the “Shares”), at a price equal to $23.00 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 17, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). The description of the Offer in this letter is only a summary and is qualified by all the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase dated February 17, 2015.
2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed.
4.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.
5.	A return envelope addressed to the Computershare Trust Company, N.A., as Depositary for the Offer.

Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of, or amendment of the Offer or any delay in paying for such Shares.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 20, 2015, which date may be extended.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer (other than the Information Agent and the Depositary as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions and requests for additional copies, at the Company’s expense, of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
GEORGESON INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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